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                                                                     Exhibit 99d


CONTACT: Edward McCarthy of Beacon Hill Partners, 800-755-5001

     First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) announced today it is offering to purchase for cash all of its outstanding 8-7/8% Senior Notes due 2003. There is currently outstanding, in the aggregate, $100 million of Notes. Concurrently with the Tender Offer, First Union is conducting a Consent Solicitation in order to effect certain changes to the indenture relating to the Senior Notes and to terminate the listing of the Notes on the NYSE.

     Aggregate consideration to Noteholders that tender and consent will be $1,000 per $1,000 principal amount plus accrued and unpaid interest to the acceptance date. Such amount will consist of $970 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and $30 per $1,000 principal amount for Noteholders providing their consent by July 27, 1998, unless extended. The Consent Solicitation and the Tender Offer will expire at 5:00 p.m., New York City time on Thursday August 6, 1998, unless extended. First Union has entered into an agreement with a holder of approximately 30% of the outstanding Notes pursuant to which the holder has agreed to tender its Notes into the Offer and deliver its consent.

     Beacon Hill Partners, Inc. is acting as Information Agent (Contact: Edward McCarthy, 800-755-5001).

     First Union Real Estate Investments is a real estate investment trust
(REIT) headquartered in Cleveland, Ohio, and traded on the New York Stock Exchange.



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